EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact:  Jim Crawford
Crawford Public Relations
703-318-5460
jcrawford@crawfordpr.com


                  KMC TELECOM AND BELLSOUTH AGREE ON
                  RECIPROCAL COMPENSATION RESOLUTION

         BEDMINSTER, NJ, MAY 18, 2000 - KMC Telecom Holdings, Inc., a provider of competitive local telecommunications services, today announced that it has reached a mutually-agreeable resolution of its claims for payment of certain reciprocal compensation charges, previously disputed by BellSouth. Terms of the agreement were not disclosed.

         Under the agreement, described by KMC Telecom officials as a "major accomplishment," BellSouth will make a one-time payment that resolves amounts disputed through March 31, 2000. The settlement is expected to be received by KMC prior to the end of May.

         In addition, BellSouth and KMC agreed to future rates for reciprocal compensation, setting new contractual terms for payment. Under the terms of the agreement, the rates for reciprocal compensation will be reduced, and will apply to all local traffic, including ISP-bound traffic, thereby eliminating the principal area of dispute between the parties. The reduction will be phased in over a three-year period beginning with a rate of .002 per minutes of use in year 2000, .00175 for 2001 and .00150 for 2002.

         "This agreement is a major accomplishment that brings certainty of payment to the most significant portion of our reciprocal compensation revenue stream," said Roscoe C. Young II, President and Chief Operating Officer of KMC Telecom. "We are pleased with the outcome, and particularly delighted with the KMC team that brought this agreement to fruition in less than a month."

         KMC Telecom Holdings, Inc., a privately owned facilities-based competitive local exchange carrier, operates local fiber optic networks in 35 markets throughout the Mid-Atlantic, Midwest and South. Founded in 1995, the company offers customers an attractive alternative in local telephone and data communication services. For further information, visit WWW.KMCTELECOM.COM.

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